Press Release	FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

 PHOTRONICS REPORTS THIRD QUARTER FISCAL 2012 RESULTS

  Quarterly sales of $116.6 million; exceeds revised guidance of approximately $116 million

  GAAP and non-GAAP diluted EPS of $0.16; within initial guidance of $0.14 - $0.18

  High end IC sales of $27.4 million

  Gross margin increased 230 bps sequentially

  Operating margin improves 190 bps sequentially to 13.1%

  EBITDA of $38 million

BROOKFIELD, Connecticut August 14, 2012 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported results for the third quarter ended July 29, 2012.

     Constantine ("Deno") Macricostas, Photronics' chairman and chief executive officer, commented: "Third quarter revenues reflect reduced demand at the end of the quarter for high-end integrated circuit (IC) and flat panel display (FPD) photomasks. At the same time, we increased operating margin by 190 basis points sequentially to 13.1% on lower sales volume, and achieved net income of $11 million, or $0.16 per diluted share, which was within our initial guidance range. Our lean and flexible operating model enables us to deliver earnings during industry weakness, while our technology leadership provides significant opportunity when the high-end market ramps," concluded Macricostas.

     Sales for the third quarter of fiscal 2012 were $116.6 million, down 14.2% from $135.9 million for the third quarter of fiscal 2011. Sales of semiconductor photomasks were $90.3 million, or 77% of revenues, during the third quarter of fiscal 2012, and sales of flat panel display photomasks were $26.3 million, or 23% of revenues. GAAP net income attributable to Photronics, Inc. for the third quarter of fiscal 2012 was $11 million, or $0.16 per diluted share, compared with $11.3 million, or $0.16 per diluted share in the third quarter of fiscal 2011, which included a debt extinguishment loss of $5 million.

     Non-GAAP net income attributable to Photronics, Inc. for the third quarter of fiscal 2012 was $11 million, or $0.16 earnings per diluted share, within the initial guided range of $0.14 to $0.18. Non-GAAP net income attributable to Photronics, Inc. for the third quarter of fiscal 2011 was $16 million, or $0.23 earnings per diluted share, which excludes a debt extinguishment loss of $5 million. The section below entitled "Non-GAAP Financial Measures" provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

     Sales for the first nine months of fiscal 2012 decreased 11.2% to $346.2 million from $389.9 million for the first nine months of fiscal 2011. Sales of semiconductor photomasks were $266.2 million, or 77% of revenues, for the first nine months of fiscal 2012, and sales of FPD photomasks were $80.0 million, or 23% of revenues. GAAP net income attributable to Photronics, Inc. for the first nine months of fiscal 2012 was $24 million, or $0.37 per diluted share, compared with GAAP net income of $6.9 million, or $0.12 per diluted share, for the first nine months of fiscal 2011. Non-GAAP net income attributable to Photronics, Inc. for the first nine months of fiscal 2012 was $25.1 million, or $0.39 per diluted share, compared with non-GAAP net income attributable to Photronics, Inc. for the first nine months of fiscal 2011 of $43.0 million, or $0.66 per diluted share. Non-GAAP net income for the first nine months of fiscal 2012 excluded $1.2 million of restructuring charges and non-GAAP net income for the first nine months of fiscal 2011 excluded a $35.5 million debt extinguishment loss.

Non-GAAP Financial Measures

     Non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

  Consolidation and restructuring charges in fiscal 2012 are excluded because they are not a part of ongoing operations.

  Loss on extinguishment of debt in fiscal 2011 is excluded because it is not a part of ongoing operations.

  Impact of financing expenses related to warrants is excluded because it does not affect cash earnings.

     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, August 15, 2012. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics' web site at www.photronics.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

12-2012

PLAB – E